Exhibit 99.1

Quotient Technology Names Lorraine Hariton to Board of Directors

An experienced board director, CEO and technology executive brings expertise in digital transformation, strategy, enterprise sales and marketing, diversity and inclusion.

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--January 26, 2021--Quotient Technology (NYSE: QUOT) today announced that Lorraine Hariton, who has spent twenty-five years in leadership roles in Silicon Valley as a C-suite executive and start-up CEO, has been appointed to its Board of Directors and Nominating and Corporate Governance Committee. Hariton currently serves as CEO of Catalyst, the iconic global nonprofit that provides leadership to CEOs and companies to help build workplaces that work for women and promote equity and inclusion.

“We’re very pleased to have Lorraine join Quotient’s board,” said Steven Boal, CEO and Founder of Quotient. “Her demonstrated leadership in the technology industry will undoubtedly benefit Quotient as we continue to grow our business and innovate to deliver industry-leading digital solutions to advertisers and retailers.”

“I am excited about the opportunity at Quotient and am confident that I’ll be able to apply my experience to make an impact,” said Hariton. “The pandemic has accelerated digital transformation in many industries in a way that none of us could predict and the grocery retail space has been impacted more than most. Quotient is a critical player in helping retailers innovate to accommodate our new needs and behaviors as consumers through its industry expertise and exciting product developments. I’m excited about the company’s progress and am thrilled to be joining the board.”

Hariton spent the first 15 years of her career at IBM in sales and marketing where she progressed to leadership roles. She held executive positions at Verifone and NCD in sales, marketing and strategy, before becoming CEO of two technology startups, Beatnik and Apptera, and raising $50 million in venture capital. In 2009, she was appointed by President Obama to the US Department of State as Special Representative for Commercial and Business Affairs. She then joined the New York Academy of Sciences and launched their Global STEM Alliance.

In her current role as CEO of Catalyst, Hariton has demonstrated an ability to transform and reinvigorate businesses, teams and bottom lines, leveraging her technology background to pivot Catalyst to virtual prominence.

Hariton has previously served on the boards of Wave Systems Corporation (NASDAQ:WAVX), chairing the nominating and governance committee; the California Board of Accountancy; the Entrepreneurs Foundation; and the Stanford Clayman Institute for Gender Research, amongst others. She earned an MBA from Harvard University, and Bachelor’s Degree from Stanford University.

Hariton will be the eighth member to join Quotient’s board, which consists of the following members: Steven Boal, Jody Gessow, Steve Horowitz, Robert McDonald, Michelle McKenna, David Oppenheimer and Christy Wyatt.

About Quotient

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company that creates cohesive omnichannel brand-building and sales-driving opportunities to deliver valuable outcomes for advertisers, retailers and consumers. The Quotient platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Mountain View, California, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com

Contacts

Investor Relations:
Christine Marchuska
Director, Investor Relations
Phone: 917-232-0852
ir@quotient.com

Media:
Brands2Life on behalf of Quotient
Jenna Becker
Account Director
Phone: 415-610-7500
quotient@brands2life.com